NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Common Stock (the "Common Stock"), Units, each consisting of one share of Class A Common Stock and three-fourths of one redeemable warrant (the "Units") and Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share (the "Warrants") of Kingswood Acquisition Corp. (the "Company") from listing and registration on the Exchange on August 09, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the securities are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Company's securities pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization of at least $50,000,000 and average aggregate global market capitalization attributable to its publicly-held shares of at least $40,000,000, in each case over a consecutive 30 trading day period. On July 13, 2022, the Exchange determined that the Common Stock, Units and Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the securities from listing and registration on the NYSE. The Company was notified on July 13, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 13, 2022. Trading in the Common Stock, Units and Warrants was suspended after market close on July 13, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Common Stock, Units and Warrants provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.